EXHIBIT 99.1

                      PREFERRED STOCK ACQUISITION AGREEMENT

                                  by and among

                       AMERICAN HEALTH SERVICES CORP.,
                             a Delaware corporation,

                              MAXUM HEALTH CORP.,
                             a Delaware corporation,

                         INSIGHT HEALTH SERVICES CORP.,
                             a Delaware corporation,


                                       and


                           GENERAL ELECTRIC COMPANY,
                             a New York corporation
                                  acting through
                              GE MEDICAL SYSTEMS


                      PREFERRED STOCK ACQUISITION AGREEMENT


          THIS PREFERRED STOCK ACQUISITION AGREEMENT (this "AGREEMENT") is dated as of February 26, 1996, by and among InSight Health Services Corp., a Delaware corporation ("INSIGHT"), American Health Services Corp., a Delaware corporation ("AHS"), Maxum Health Corp., a Delaware corporation ("MAXUM"), and General Electric Company, a New York corporation acting though GE Medical Systems ("GE MEDICAL").


                                    RECITALS

          WHEREAS, InSight has been formed in connection with the proposed business combination of AHS and Maxum;

          WHEREAS, simultaneously with the execution of this Agreement, AHS, Maxum and InSight are executing and delivering an agreement contemplating the merger of two newly-formed wholly-owned subsidiaries of InSight with and into AHS and Maxum (the "MERGER"), respectively, after which AHS and Maxum will be wholly-owned subsidiaries of InSight;

          WHEREAS, the Merger shall be consummated pursuant to the Agreement and Plan of Merger in the form attached hereto as EXHIBIT A (the "MERGER AGREEMENT");

          WHEREAS, concurrent with the consummation of the transactions contemplated herein, GE Medical will agree to certain financial accommodations (the "DEBT RESTRUCTURING"), in exchange for the issuance of preferred stock as provided herein pursuant to certain debt restructuring agreements in substantially the form attached hereto as EXHIBIT B (the "DEBT RESTRUCTURING AGREEMENTS");

          WHEREAS, the Boards of Directors of AHS, Maxum and InSight have approved the Merger, the Merger Agreement, the Debt Restructuring, the Debt Restructuring Agreements and GE Medical's acquisition of the preferred stock of AHS and Maxum upon the terms and subject to the conditions set forth herein;

          WHEREAS, in accordance with the terms, conditions and provisions of this Agreement, AHS desires to sell to GE Medical, and GE Medical desires to acquire from AHS, an aggregate of 1,000,000 shares of Series C Preferred Stock of AHS (the "AHS SHARES");

          WHEREAS, in accordance with the terms, conditions and provisions of this Agreement, Maxum desires to sell to GE Medical, and GE Medical desires to acquire from Maxum, an aggregate of 15,000 shares of Series B Preferred Stock of Maxum (the "MAXUM SHARES"); and

          WHEREAS, in accordance with the terms, conditions and provisions of the Merger Agreement, immediately after the consummation of the transactions contemplated by this Agreement and the Debt Restructuring Agreements and as a condition subsequent to GE Medical's acquisition of the AHS Shares and the Maxum Shares hereunder and the consummation of the transactions contemplated by the Debt Restructuring Agreements, the Merger will occur and the AHS Shares and the Maxum Shares will be exchanged for an aggregate of 2,501,760 shares of Series A Convertible Preferred Stock of InSight (the "INSIGHT PREFERRED SHARES"), which shall constitute all of the issued and outstanding shares of preferred stock of InSight.


                                    AGREEMENT

          NOW, THEREFORE, with reference to the foregoing and in consideration of and subject to the conditions, representations, warranties, covenants and agreements contained in this Agreement, AHS, Maxum, InSight and GE Medical hereby agree as follows:


                                    ARTICLE 1
                         ACQUISITION OF PREFERRED STOCK

          1.1  ACQUISITION AND ACQUISITION PRICE.

               (a) Subject to the terms and conditions of this Agreement, at the Closing (as such term is defined in SECTION 2.1 hereof), AHS shall issue to GE Medical, and GE Medical shall acquire from AHS, the AHS Shares, constituting in the aggregate (i) all of the then-issued and outstanding shares of preferred stock of AHS (other than the Series B Convertible Preferred Stock of AHS (the "AHS SERIES B SHARES")), and 48 percent of the then-issued and outstanding shares of common stock of AHS (assuming the conversion of the AHS Shares and the AHS Series B Shares into common stock of AHS), and (ii) upon the Merger occurring immediately after such acquisition by GE Medical of the AHS Shares, 50 percent of the then-issued and outstanding InSight Preferred Shares and 24 percent of the then-issued and outstanding shares of common stock of InSight (assuming the conversion of such InSight Preferred Shares into common stock of InSight).

               (b) Subject to the terms and conditions of this Agreement, at the Closing, Maxum shall issue to GE Medical, and GE Medical shall acquire from Maxum, the Maxum Shares, constituting in the aggregate as follows: (i) all of the then-issued and outstanding shares of preferred stock of Maxum, and 48 percent of the then-issued and outstanding shares of common stock of Maxum (assuming the conversion of the Maxum Shares into common stock of Maxum) and
(ii) upon the Merger occurring immediately after such acquisition by GE Medical of the Maxum Shares, 50 percent of the then-issued and outstanding InSight Preferred Shares, and 24 percent of the then-issued and outstanding shares of common stock of InSight (assuming the conversion of the InSight Preferred Shares into common stock of InSight).

          1.2  CONSIDERATION.

               (a) At the Closing, AHS agrees to issue the AHS Shares to GE Medical, and GE Medical agrees to acquire from AHS the AHS Shares, in exchange for GE Medical's agreement to the Debt Restructuring pursuant to the terms, conditions and provisions set forth in the Debt Restructuring Agreements.

               (b) At the Closing, Maxum agrees to issue the Maxum Shares to GE Medical, and GE Medical agrees to acquire from Maxum the Maxum Shares, in exchange for GE Medical's agreement to the Debt Restructuring pursuant to the terms, conditions and provisions set forth in the Debt Restructuring Agreements.

          1.3  RIGHTS, PREFERENCES AND PRIVILEGES OF PREFERRED STOCK.

               (a) The rights, preferences and privileges of the AHS Shares are set forth in the form of Certificate of Designation attached hereto as EXHIBIT C (the "AHS CERTIFICATE OF DESIGNATION").

               (b) The rights, preferences and privileges of the Maxum Shares are set forth in the form of Certificate of Designation attached hereto as EXHIBIT D (the "MAXUM CERTIFICATE OF DESIGNATION").

               (c) The rights, preferences and privileges of the InSight Preferred Shares are set forth in the form of Certificate of Incorporation attached hereto as EXHIBIT E (the "INSIGHT CERTIFICATE OF INCORPORATION").


                                    ARTICLE 2
                                     CLOSING

          2.1  TIME AND PLACE.

               (a) The consummation of the transactions described in ARTICLE 1 hereof (the "CLOSING") will be held at the offices of McDermott, Will & Emery, located at 2049 Century Park East, 34th Floor, Los Angeles, California, at 1:00 p.m. California time, as soon as practicable after the meetings of stockholders of AHS and Maxum, respectively, referenced in SECTION 3.8, or at such other time and place as shall be mutually agreed upon by AHS, Maxum, InSight and GE Medical. The date of the Closing is referred to herein as the "CLOSING DATE". The consummation of the transactions contemplated by SECTION 1.2 shall be deemed to take place immediately prior to the effectiveness of the Merger.

               (b) In the event that the Merger does not occur immediately after the consummation of the transactions contemplated by this Agreement and the Debt Restructuring Agreements and as a condition subsequent to GE Medical's acquisition of the AHS Shares and the Maxum Shares, the transactions contemplated by this Agreement and the Debt Restructuring Agreements shall be automatically and immediately rescinded.

          2.2 DELIVERIES. At the Closing, AHS, Maxum, InSight and GE Medical shall deliver, or cause to be delivered, such instruments and other documents as may be reasonably necessary to carry out the transactions contemplated by this Agreement, the Debt Restructuring, the Debt Restructuring Agreements, the Merger and the Merger Agreement, and to comply with the terms hereof and thereof.


                                    ARTICLE 3
                  REPRESENTATIONS AND WARRANTIES REGARDING AHS

          As used in this Agreement (I) the term "MATERIAL ADVERSE EFFECT" means, with respect to a party, a material adverse effect on the business, assets, results of operations, financial condition or prospects of such party and its subsidiaries, taken as a whole, or in the ability of such party to perform its obligations hereunder, and (II) the term "SUBSIDIARY" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, of which such party or any other subsidiary of such party is a general partner or of which at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporations or other organizations is directly or indirectly owned or controlled by such party or by any one or more of such subsidiaries.

          AHS represents and warrants to GE Medical that, with respect to itself and each of its subsidiaries, the statements contained in this ARTICLE 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this ARTICLE 3), except as set forth in AHS' disclosure schedule attached hereto as ANNEX I (the "AHS DISCLOSURE SCHEDULE"). Nothing in the AHS Disclosure Schedule shall be deemed adequate to disclose an exception to a specific representation or warranty made herein, however, unless such exception is identified to the specific representation and warranty to which such exception applies (and not generally to all representations and warranties) in paragraphs corresponding to the lettered and numbered Sections contained in this ARTICLE 3. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself).


          In accordance therewith, AHS represents and warrants to GE Medical, with respect to itself and its subsidiaries, as follows:

          3.1 ORGANIZATION. Each of AHS and its subsidiaries (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (b) has the power to carry on its business as it is now being conducted or presently proposed to be conducted and (c) is duly qualified to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified will not have a Material Adverse Effect.

          3.2 CAPITALIZATION. As of the date hereof, the authorized capital stock of AHS consists of (a) 25,000,000 shares of common stock, par value $0.03 per share, of which 9,713,647 shares are issued and outstanding, and (b) 5,000,000 shares of preferred stock, par value $0.03 per share, of which 37,837.83 shares (designated as Series B Preferred Stock) are issued and outstanding. All of the issued and outstanding shares of capital stock of AHS are validly issued, fully paid and nonassessable and free of preemptive rights or similar rights created by statute, the Certificate of Incorporation or Bylaws of AHS, or any agreement by which AHS or any of its subsidiaries is a party or
to which AHS or any of its subsidiaries is bound.   AHS has reserved 1,035,000
shares of its common stock for issuance to directors, employees and consultants or other persons under stock plans or arrangements, of which 1,015,000 shares are subject to outstanding options as of the date hereof. Except as provided in this SECTION 3.2, there are not any (a) shares of capital stock of AHS issued or outstanding or any options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating AHS to issue, transfer or sell any shares of its capital stock or (b) issued and outstanding bonds, debentures, notes or other indebtedness having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which stockholders of AHS may vote.


          3.3 AUTHORITY RELATIVE TO THIS AGREEMENT. AHS has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by AHS and the consummation by AHS of the transactions contemplated by this Agreement, the Debt Restructuring, the Debt Restructuring Agreements, the Merger and the Merger Agreement have been duly authorized by the Board of Directors of AHS, and, except for approval by the requisite votes cast by the stockholders of AHS with respect to the Merger, no other corporate proceedings on the part of AHS are necessary to approve this Agreement, the Debt Restructuring, the Debt Restructuring Agreements, the Merger or the Merger Agreement, or the transactions contemplated hereby and thereby.

          3.4 VALIDITY. This Agreement has been duly executed and delivered by AHS and is the legal, valid and binding obligation of AHS, enforceable in accordance with its terms.

          3.5 CONSENTS AND APPROVALS; NO VIOLATIONS. Except for applicable requirements of the Securities Act of 1933, as amended (the "SECURITIES ACT"), the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), or state securities or blue sky laws, no filing with, and no permit, authorization, consent or approval of, any governmental body or authority is necessary for the consummation by AHS of the transactions contemplated by this Agreement, the Debt Restructuring, the Debt Restructuring Agreements, the Merger or the Merger Agreement, or the transactions contemplated hereby and thereby. Neither the execution and delivery of this Agreement by AHS nor the consummation by AHS of this Agreement, the Debt Restructuring, the Debt Restructuring Agreements, the Merger or the Merger Agreement, or the transactions contemplated hereby and thereby will (a) result in any breach of the Certificate of Incorporation or Bylaws of AHS, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which AHS or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound, except as would not have a Material Adverse Effect, or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to AHS, any of its subsidiaries or any of their properties or assets, except for violations, breaches or defaults that would not have a Material Adverse Effect.

          3.6 REPORTS AND FINANCIAL STATEMENTS. Since January 1, 1994, AHS has filed all reports required to be filed by it with the Securities and Exchange Commission (the "SEC") pursuant to the Exchange Act, including, without limitation, an Annual Report on Form 10-K for the year ended December 31, 1994 (collectively and as amended through the Closing Date, the "AHS SEC REPORTS"), and has previously furnished or made available to GE Medical true and complete copies of all of the AHS SEC Reports. None of the AHS SEC Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the balance sheets (including the related notes) included in the AHS SEC Reports fairly presents in all material respects the consolidated financial position of AHS and its subsidiaries as of the respective dates thereof, and the other related statements (including the related notes) included therein fairly present in all material respects the results of operations and cash flows of AHS and its subsidiaries for the respective periods or as of the respective dates set forth therein, all in conformity with generally accepted accounting principles ("GAAP"), except as otherwise noted therein and subject, in the case of the unaudited interim financial statements, to normal year-end adjustments and any other adjustments described therein and the absence of any notes thereto.

          3.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 1994, neither AHS nor any of its subsidiaries has:

               (a)  Taken any of the actions set forth in clauses (E) through
     (O) of SECTION 9.1;

               (b) Incurred any liability material to AHS and its subsidiaries on a consolidated basis, except in the ordinary course of its business, consistent with past practices;

               (c)  Suffered a Material Adverse Effect; or

               (d) Conducted its business and operations other than in the ordinary course of business and consistent with past practices.

          3.8 INFORMATION IN DISCLOSURE DOCUMENTS AND REGISTRATION STATEMENT. None of the information to be supplied by AHS to be included in (a) the Registration Statement on Form S-4 to be filed with the SEC by InSight under the Securities Act for the purpose of registering the common stock of InSight (and, if required, the InSight Preferred Shares) to be issued in connection with the consummation of the Merger (the "REGISTRATION STATEMENT") and (b) the joint proxy statement to be distributed in connection with the meetings of stockholders of AHS and Maxum to vote upon the Merger (the "PROXY STATEMENT"), will:

               (a) in the case of the Registration Statement, at the time it becomes effective and at the Closing,

               (b) in the case of the Proxy Statement or any amendments thereof or supplements thereto, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, and

               (c) in either case, at the time of the meeting of stockholders of AHS to be held in connection with the Merger,

contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations promulgated thereunder. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder.

          3.9 LITIGATION. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect:

               (a) There is no action, suit, judicial or administrative proceeding, arbitration or investigation pending or, to the knowledge of AHS, threatened against or involving AHS or any of its subsidiaries, or any of their properties or rights, before any court, arbitrator, or administrative or governmental body;

               (b) There is no judgment, decree, injunction, rule or order of any court, governmental department, commission, agency or instrumentality, or arbitrator outstanding against AHS or any of its subsidiaries; and

               (c) Neither AHS not its subsidiaries are in violation of any term of any judgments, decrees, injunctions or orders outstanding against them.

               (d) Included in the AHS Disclosure Schedule is a true and complete description of all litigation, actions, suits, judicial and administrative proceedings, arbitrations, investigations (as to which AHS is aware), judgments, decrees, injunctions and orders pending or, to the knowledge of AHS, threatened against or involving AHS or any of its subsidiaries, or any of their respective properties or rights.

          3.10 CONTRACTS.     (a)  Each of the contracts, instruments,
mortgages, notes, security agreements, leases, agreements and understandings, whether written or oral, to which AHS or any of its subsidiaries is a party or that relates to or affects the assets or operations of AHS or any of its subsidiaries or to which AHS or any of its subsidiaries, or their respective assets or operations may be bound or subject, is a valid and binding obligation of AHS and in full force and effect (with respect to AHS or such subsidiary) in accordance with its terms, except for where the failure to be in full force and effect could not, in the aggregate, have a Material Adverse Effect. There are no existing defaults by AHS or any of its subsidiaries thereunder or, to the knowledge of AHS, by any other party thereto, which defaults, in the aggregate, would have a Material Adverse Effect; and, no event of default has occurred, and no event, condition or occurrence exists, that (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default by AHS or any of its subsidiaries thereunder which default would, in the aggregate, have a Material Adverse Effect.

               (b) Except for this Agreement, neither AHS nor any of its subsidiaries is a party to any oral or written (i) consulting agreement with an individual not terminable on less than 60 calendar days notice and involving the payment of more than $50,000 per annum, (ii) joint venture agreement, (iii) non-competition or similar agreement that restricts AHS or any of its subsidiaries from engaging in one or more specified lines of business, except for agreements entered into in the ordinary course of business which could not have a Material Adverse Effect, (iv) agreement with any executive officer or other employee of AHS, or any of its subsidiaries, the benefits of which are contingent upon, or the terms of which may be materially altered by, the occurrence of a transaction involving AHS of the nature contemplated by this Agreement, the Debt Restructuring, the Debt Restructuring Agreements, the Merger or the Merger Agreement, or the transactions contemplated hereby and thereby, and which provides for the payment of in excess of $50,000, (v) agreement with respect to any executive officer of AHS or any of its subsidiaries providing any term of employment beyond one year or compensation guaranty in excess of $50,000 per annum or (vi) agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, the Debt Restructuring, the Debt Restructuring Agreements, the Merger or the Merger Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, the Debt Restructuring, the Debt Restructuring Agreements, the Merger or the Merger Agreement.

          3.11 EMPLOYEE BENEFIT PLANS.       (a)  Included in the AHS Disclosure
Schedule is a true and complete list of each written or formal employee benefit plan (including, without limitation, any "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), policy or agreement that is maintained by AHS or any of its subsidiaries (all of the foregoing, the "AHS BENEFIT PLANS"), or is or was contributed to by AHS or pursuant to which AHS (or any trade or business, whether or not incorporated (an "AHS ERISA AFFILIATE"), which together with AHS would be deemed a "single employer" within the meaning of Section 4001 of ERISA) is still potentially liable for payments, benefits or claims. A copy of each AHS Benefit Plan as currently in effect and, if applicable, the most recent Annual Report, Actuarial Report or Valuation, Summary Plan Description, Trust Agreement and a Determination Letter issued by the IRS for each AHS Benefit Plan have heretofore been delivered to GE Medical. No AHS Benefit Plan (including any "multiemployer plan," as defined in Section 3(37) of ERISA) was or is subject to Title IV of ERISA or Section 412 of the Internal Revenue Code of 1986, as amended (the "CODE").

               (b) Each of the AHS Benefit Plans that is subject to ERISA is in substantial compliance with ERISA. Each of the AHS Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified.
No event has occurred, and to the knowledge of AHS, no condition or set of circumstances exists, in connection with which AHS or any AHS ERISA Affiliate is or could be subject to liability (except liability for benefit claims and funding obligations payable in the ordinary course of business) under ERISA, the Code or any other applicable law with respect to any AHS Benefit Plan.

               (c) All contributions and other amounts payable by AHS or any of its subsidiaries through September 30, 1995, with respect to each AHS Benefit Plan in respect of current or prior plan years have been either paid or accrued on the most recent financial statements of AHS. Any contributions or other amounts payable by AHS or any of its subsidiaries for periods between September 30, 1995, and the Closing with respect to each AHS Benefit Plan in respect of current or prior plan years have been or will be either paid or accrued in the normal course of business on the books and records of AHS at or prior to the Closing. There are no pending, or, to the knowledge of AHS, threatened or anticipated claims (other than routine claims for benefits which will not, in the aggregate, have a Material Adverse Effect) by or on behalf of or against any of the AHS Benefit Plans or any trusts or other funding vehicles related thereto.

               (d) No AHS Benefit Plan (other than general employment policies and agreements) provides benefits, including without limitation, death or medical benefits (whether or not insured), with respect to current or former employees for periods extending beyond their retirement or other termination of service (other than (i) coverage mandated by Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or any comparable state law, (ii) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA, (iii) deferred compensation benefits accrued as liabilities on the books of AHS or the AHS ERISA Affiliates, or (iv) benefits the full cost of which is borne by the current or former employee or his or her beneficiary).

          3.12 TAXES. For the purposes of this SECTION 3.12, the term "TAX" shall include all taxes, charges, withholdings, fees, levies, penalties, additions, interest or other assessments imposed by any United States federal, state or local authority or any other taxing authority on AHS or any of the AHS Tax Affiliates (as defined in this SECTION 3.12) as to their respective income, profit, franchise, gross receipts, payroll, sales, employment, worker's compensation, use, property, withholding, excise, occupancy, environmental, and other taxes, duties or assessments of any nature whatsoever. AHS has filed or caused to be filed timely all material federal, state, local and foreign tax returns required to be filed by AHS and any member of its consolidated, combined, unitary or similar group (each such member, an "AHS TAX AFFILIATE"). Such returns, reports and other information are accurate and complete in all material respects. AHS has paid or caused to be paid, or has made adequate provision or set up an adequate accrual or reserve for the payment of, all taxes shown to be due in respect of the periods for which returns are due, and has established an adequate accrual or reserve for the payment of all taxes payable in respect of the period subsequent to the last of such periods in respect of which any such accrual or reserve is required. Neither AHS nor any of the AHS Tax Affiliates has any material liability for taxes in excess of the amount so paid or accruals or reserves so established. Neither AHS nor any of the AHS Tax Affiliates is delinquent in the payment of any tax in excess of the amount reserved or provided therefor, and no deficiencies for any tax, assessment or governmental charge in excess of the amount reserved or provided therefor have been threatened, claimed, proposed or assessed. No waiver or extension of time to assess any taxes has been given or requested.

          3.13 COMPLIANCE WITH APPLICABLE LAW. AHS and each of its subsidiaries holds all licenses, franchises, permits, variances, exemptions, orders, approvals and authorizations necessary for the lawful conduct of its business under and pursuant to, and the business of AHS and its subsidiaries is not being conducted in violation of, any provision of any federal, state, local or foreign statute, law, ordinance, rule, regulation, judgment, decree, order, concession, grant, franchise, permit or license or other governmental authorization or approval applicable to AHS or any of its subsidiaries, except to the extent that the failure to hold any such licenses, franchises, permits or authorizations, or any such violation, would not, in the aggregate, have a Material Adverse Effect.

          3.14 SUBSIDIARIES. Exhibit 22.1 to the most recent Form 10-K included in the AHS SEC Reports lists all the subsidiaries of AHS and indicates for each subsidiary of AHS as of such date the jurisdiction of incorporation or organization thereof. All of the outstanding shares of capital stock or other equity interests of each of the subsidiaries of AHS are (a) held by AHS or one of its wholly-owned subsidiaries, (b) fully paid and nonassessable, and (c) owned by AHS or one of its wholly-owned subsidiaries free and clear of any claim, lien or encumbrance.

          3.15 LABOR AND EMPLOYMENT MATTERS.  AHS and each of its subsidiaries
(a) are and have been in compliance in all material respects with all applicable laws respecting employment and employment practices and terms and conditions of employment and wages and hours (including, without limitation, the Immigration Reform and Control Act, the Worker Adjustment and Retraining Notification Act and such laws respecting employment discrimination, equal opportunity, affirmative action, worker's compensation, occupational safety and health requirements and unemployment insurance and related matters) and (b) are not engaged in and have not engaged in any unfair labor practice. No investigation or review by or before any governmental entity concerning any violation of any such law is pending or, to the knowledge of AHS, threatened or has occurred during the last three years, and no governmental entity has provided any notice to AHS or any of its subsidiaries or otherwise asserted an intention to conduct any such investigation. There is no labor strike, dispute, slowdown or stoppage actually pending or threatened against AHS or any of its subsidiaries. No union representation question or union organizational activity exists respecting the employees of AHS or any of its subsidiaries. No collective bargaining agreement exists which is binding on AHS or any of its subsidiaries. Neither AHS nor any of its subsidiaries has experienced any material work stoppage or other material labor difficulty. In the event of termination of the employment of any of the current officers, directors, employees or agents of AHS or any of its subsidiaries, neither AHS nor any of its subsidiaries will, pursuant to any agreement or by reason of anything done prior to the Closing be liable to any of such officers, directors, employees or agents for so-called "severance pay" or any other similar payments or benefits, including, without limitation, post-employment health care benefits (other than pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA")) or insurance benefits.

          3.16 INSURANCE. AHS and each of its subsidiaries are insured by insurers reasonably believed by AHS to be of recognized financial responsibility against such losses and risks and in such amounts as are customary in the businesses in which they are engaged. All material policies of insurance and fidelity or surety bonds insuring AHS or any of its subsidiaries or their respective businesses, assets, employees, officers and directors are in full force and effect. There are no material claims by AHS or any of its subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause.

          3.17 CONTRACTS WITH PHYSICIANS, HOSPITALS, HMOS AND THIRD PARTY PROVIDERS. AHS has made available to representatives of GE Medical copies (or in the case where no written documentation exists, a summary) of all outstanding contracts, partnerships, joint ventures and other arrangements or understandings (written or oral) between (a) AHS or any of its subsidiaries and (b) any physician, hospital, health maintenance organization or other managed care organization, or other third-party provider relating to the provision of medical or consulting services, treatments, patient referrals or similar activities.

          3.18 ABSENCE OF UNDISCLOSED LIABILITIES. Neither AHS nor any of its subsidiaries is obligated under or subject to any indebtedness, duty, responsibility, liability or obligation of any nature, whether absolute, accrued, contingent or otherwise, other than (a) in the ordinary course of business on terms and conditions and in amounts consistent with past practices of AHS and in no event on terms atypical to those of other companies in the same or a similar industry or (b) as disclosed in the financial statements included in the AHS SEC Reports.

          3.19 ENVIRONMENTAL MATTERS. Except as could not have a Material Adverse Effect, the ownership, use and operation by AHS and its subsidiaries, and each of their predecessors, of each facility used by AHS in the operation of its business has been and is in compliance with all federal, state and local environmental and anti-pollution laws and regulations, including (a) the Resource Conservation and Recovery Act, as amended, and its implementing regulations and all applicable state hazardous waste laws and regulations, (b) the Clean Water Act, as amended, and its implementing regulations and all applicable state effluent discharge laws and regulations, (c) the Clean Air Act, as amended, and its implementing regulations and all applicable state air emission laws and regulations and (d) all such laws and regulations concerning particulate emissions, hazard communication, surface water pollution, groundwater pollution, air pollution, solid wastes, hazardous wastes, storage, handling, treatment, transportation, spills or other releases, or disposal of any substance, material or waste, or exposure to or notification regarding any substance, material or waste. No action, suit, proceeding, investigation, complaint or charge exists for violation of any such laws, rules or regulations and there is no meritorious basis therefor.

          3.20 DISCLOSURE. The representations and warranties of AHS contained in this Agreement and each certificate or other written statement delivered pur-suant to this Agreement, the Debt Restructuring, the Debt Restructuring Agreements, the Merger or the Merger Agreement and the transactions contemplated hereby and thereby, are accurate, correct and complete, do not contain any untrue statement of a material fact or, considered in the context in which presented, omit to state a material fact necessary in order to make the statements and information contained herein or therein not misleading. AHS is not aware of any material information necessary to enable GE Medical to make an informed investment decision to purchase the AHS Shares which has not been expressly disclosed to GE Medical in writing. There is no fact which would have, or in the future may have (so far as AHS can now foresee), a Material Adverse Effect which has not been set forth or described in this Agreement or in a certificate, exhibit or other written statement furnished to GE Medical in connection herewith.


                                    ARTICLE 4
                 REPRESENTATIONS AND WARRANTIES REGARDING MAXUM

          Maxum represents and warrants to GE Medical that, with respect to itself and each of its subsidiaries, the statements contained in this ARTICLE 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this
ARTICLE 4), except as set forth in Maxum's disclosure schedule attached hereto as ANNEX II (the "MAXUM DISCLOSURE SCHEDULE"). Nothing in the Maxum Disclosure Schedule shall be deemed adequate to disclose an exception to a specific representation or warranty made herein, however, unless such exception is identified to the specific representation and warranty to which such exception applies (and not generally to all representations and warranties) in paragraphs corresponding to the lettered and numbered Sections contained in this
ARTICLE 4. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself).

          In accordance therewith, Maxum represents and warrants to GE Medical, with respect to itself and its subsidiaries, as follows:

          4.1 ORGANIZATION. Each of Maxum and its subsidiaries (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (b) has the power to carry on its business as it is now being conducted or presently proposed to be conducted and (c) is duly qualified to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified will not have a Material Adverse Effect.

          4.2 CAPITALIZATION. As of the date hereof, the authorized capital stock of Maxum consists of (a) 10,000,000 shares of common stock, par value $0.01 per share, 2,273,555 shares of which are issued and outstanding, and (b) 56,000 shares of preferred stock, par value $0.01 per share, none of which are issued and outstanding. All of the issued and outstanding shares of capital stock of Maxum are validly issued, fully paid and nonassessable and free of preemptive rights or similar rights created by statute, the Certificate of Incorporation or Bylaws of Maxum, or any agreement by which Maxum or any of its subsidiaries is a party or to which Maxum or any of its subsidiaries is bound. Maxum has reserved 1,037,500 shares of its common stock for issuance to directors, employees and consultants or other persons under stock plans or arrangements, of which 416,250 shares are subject to outstanding options as of the date hereof. Except as provided in this SECTION 4.2, there are not any (a) shares of capital stock of Maxum issued or outstanding or any options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating Maxum to issue, transfer or sell any shares of its capital stock or (b) issued and outstanding bonds, debentures, notes or other indebtedness having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which stockholders of Maxum may vote.

          4.3 AUTHORITY RELATIVE TO THIS AGREEMENT. Maxum has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by Maxum and the consummation by Maxum of the transactions contemplated by this Agreement, the Debt Restructuring, the Debt Restructuring Agreements, the Merger and the Merger Agreement have been duly authorized by the Board of Directors of Maxum, and, except for approval by the requisite votes cast by the stockholders of Maxum with respect to the Merger, no other corporate proceedings on the part of Maxum are necessary to approve this Agreement, the Debt Restructuring, the Debt Restructuring Agreements, the Merger or the Merger Agreement, or the transactions contemplated hereby and thereby.

          4.4 VALIDITY. This Agreement has been duly executed and delivered by Maxum and is the legal, valid and binding obligation of Maxum, enforceable in accordance with its terms.

          4.5 CONSENTS AND APPROVALS; NO VIOLATIONS. Except for applicable requirements of the Securities Act, the Exchange Act, or state securities or blue sky laws, no filing with, and no permit, authorization, consent or approval of, any governmental body or authority is necessary for the consummation by Maxum of the transactions contemplated by this Agreement, the Debt Restructuring, the Debt Restructuring Agreements, the Merger or the Merger Agreement, or the transactions contemplated hereby and thereby. Neither the execution and delivery of this Agreement by Maxum nor the consummation by Maxum of this Agreement, the Debt Restructuring, the Debt Restructuring Agreements, the Merger or the Merger Agreement, or the transactions contemplated hereby and thereby will (a) result in any breach of the Certificate of Incorporation or Bylaws of Maxum, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which Maxum or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound, except as would not have a Material Adverse Effect, or
(c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Maxum, any of its subsidiaries or any of their properties or assets, except for violations, breaches or defaults that would not have a Material Adverse Effect.

          4.6 REPORTS AND FINANCIAL STATEMENTS. Since January 1, 1994, Maxum has filed all reports required to be filed by it with the SEC pursuant to the Exchange Act, including, without limitation, an Annual Report on Form 10-K for the year ended December 31, 1994 (collectively and as amended through the Closing Date, the "MAXUM SEC REPORTS"), and has previously furnished or made available to GE Medical true and complete copies of all of the Maxum SEC Reports. None of the Maxum SEC Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the balance sheets (including the related notes) included in the Maxum SEC Reports fairly presents in all material respects the consolidated financial position of Maxum and its subsidiaries as of the respective dates thereof, and the other related statements (including the related notes) included therein fairly present in all material respects the results of operations and cash flows of Maxum and its subsidiaries for the respective periods or as of the respective dates set forth therein, all in conformity with GAAP, except as otherwise noted therein and subject, in the case of the unaudited interim financial statements, to normal year-end adjustments and any other adjustments described therein and the absence of any notes thereto.

          4.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 1994, neither Maxum nor any of its subsidiaries has:

               (a)  Taken any of the actions set forth in clauses (E) through
     (O) of SECTION 9.1;

               (b) Incurred any liability material to Maxum and its subsidiaries on a consolidated basis, except in the ordinary course of its business, consistent with past practices;

               (c)  Suffered a Material Adverse Effect; or

               (d) Conducted its business and operations other than in the ordinary course of business and consistent with past practices.

          4.8 INFORMATION IN DISCLOSURE DOCUMENTS AND REGISTRATION STATEMENT. None of the information to be supplied by Maxum to be included in the Registration Statement and the Proxy Statement, will:

               (a) in the case of the Registration Statement, at the time it becomes effective and at the Closing,

               (b) in the case of the Proxy Statement or any amendments thereof or supplements thereto, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, and

               (c) in either case, at the time of the meeting of stockholders of Maxum to be held in connection with the Merger,

contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act, and the rules and regulations promulgated thereunder. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder.

          4.9 LITIGATION. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect:

               (a) There is no action, suit, judicial or administrative proceeding, arbitration or investigation pending or, to the knowledge of Maxum, threatened against or involving Maxum or any of its subsidiaries, or any of their properties or rights, before any court, arbitrator, or administrative or governmental body;

               (b) There is no judgment, decree, injunction, rule or order of any court, governmental department, commission, agency or instrumentality, or arbitrator outstanding against Maxum or any of its subsidiaries; and

               (c) Neither Maxum not its subsidiaries are in violation of any term of any judgments, decrees, injunctions or orders outstanding against them.

               (d) Included in the Maxum Disclosure Schedule is a true and complete description of all litigation, actions, suits, judicial and administrative proceedings, arbitrations, investigations (as to which Maxum is aware), judgments, decrees, injunctions and orders pending, or, to the knowledge of Maxum, threatened against or involving Maxum or any of its subsidiaries, or any of their respective properties or rights.

          4.10 CONTRACTS.

               (a) Each of the contracts, instruments, mortgages, notes, security agreements, leases, agreements and understandings, whether written or oral, to which Maxum or any of its subsidiaries is a party or that relates to or affects the assets or operations of Maxum or any of its subsidiaries or to which Maxum or any of its subsidiaries or their respective assets or operations may be bound or subject, is a valid and binding obligation of Maxum and in full force and effect (with respect to Maxum or such subsidiary) in accordance with its terms, except for where the failure to be in full force and effect could not, in the aggregate, have a Material Adverse Effect. There are no existing defaults by Maxum or any of its subsidiaries thereunder or, to the knowledge of Maxum, by any other party thereto, which defaults, in the aggregate, would have a Material Adverse Effect; and, no event of default has occurred, and no event, condition or occurrence exists, that (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default by Maxum or any of its subsidiaries thereunder which default would, in the aggregate, have a Material Adverse Effect.

               (b) Except for this Agreement, neither Maxum nor any of its subsidiaries is a party to any oral or written (i) consulting agreement with an individual not terminable on 60 calendar days or less notice involving the payment of more than $50,000 per annum, in the case of any such agreement, (ii) joint venture agreement, (iii) non-competition or similar agreement that restricts Maxum or its subsidiaries from engaging in a line of business, except for agreements entered into in the ordinary course of business which could not have a Material Adverse Effect, (iv) agreement with any executive officer or other employee of Maxum, or any of its subsidiaries, the benefits of which are contingent upon, or the terms of which are materially altered by, the occurrence of a transaction involving Maxum of the nature contemplated by this Agreement, the Debt Restructuring, the Debt Restructuring Agreements, the Merger or the Merger Agreement, or the transactions contemplated hereby and thereby, and which provides for the payment of in excess of $50,000, (v) agreement with respect to any executive officer of Maxum or any of its subsidiaries providing any term of employment beyond one year or compensation guaranty in excess of $50,000 per annum, or (vi) agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, the Debt Restructuring, the Debt Restructuring Agreements, the Merger or the Merger Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, the Debt Restructuring, the Debt Restructuring Agreements, the Merger or the Merger Agreement.

          4.11 EMPLOYEE BENEFIT PLANS.

               (a) Included in the Maxum Disclosure Schedule is a true and complete list of each written or formal employee benefit plan (including, without limitation, any "employee benefit plan" as defined in Section 3(3) of ERISA), policy or agreement that is maintained by Maxum or any of its subsidiaries (all of the foregoing, the "MAXUM BENEFIT PLANS"), or is or was contributed to by Maxum or pursuant to which Maxum (or any trade or business, whether or not incorporated (a "MAXUM ERISA AFFILIATE"), which together with Maxum would be deemed a "single employer" within the meaning of Section 4001 of ERISA) is still potentially liable for payments, benefits or claims. A copy of each Maxum Benefit Plan as currently in effect and, if applicable, the most recent Annual Report, Actuarial Report or Valuation, Summary Plan Description, Trust Agreement and a Determination Letter issued by the IRS for each Maxum Benefit Plan have heretofore been delivered to GE Medical. No Maxum Benefit Plan (including any "multiemployer plan," as defined in Section 3(37) of ERISA) was or is subject to Title IV of ERISA or Section 412 of the Code.

               (b) Each of the Maxum Benefit Plans that is subject to ERISA is in substantial compliance with ERISA. Each of the Maxum Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified. No event has occurred, and to the knowledge of Maxum, no condition or set of circumstances exists, in connection with which Maxum or any Maxum ERISA Affiliate is or could be subject to liability (except liability for benefit claims and funding obligations payable in the ordinary course of business) under ERISA, the Code or any other applicable law with respect to any Maxum Benefit Plan.

               (c) All contributions and other amounts payable by Maxum or any of its subsidiaries through September 30, 1995, with respect to each Maxum Benefit Plan in respect of current or prior plan years have been either paid or accrued on the most recent financial statements of Maxum. Any contributions or other amounts payable by Maxum or any of its subsidiaries for periods between September 30, 1995, and the Closing with respect to each Maxum Benefit Plan in respect of current or prior plan years have been or will be either paid or accrued in the normal course of business on the books and records of Maxum at or prior to the Closing. There are no pending, or, to the knowledge of Maxum, threatened or anticipated claims (other than routine claims for benefits which will not, in the aggregate, have a Material Adverse Effect) by or on behalf of or against any of the Maxum Benefit Plans or any trusts or other funding vehicles related thereto.

               (d) No Maxum Benefit Plan (other than general employment policies and agreements) provides benefits, including without limitation, death or medical benefits (whether or not insured), with respect to current or former employees for periods extending beyond their retirement or other termination of service (other than (i) coverage mandated by Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or any comparable state law, (ii) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA, (iii) deferred compensation benefits accrued as liabilities on the books of Maxum or the Maxum ERISA Affiliates, or
(iv) benefits the full cost of which is borne by the current or former employee or his or her beneficiary).

          4.12 TAXES. For the purposes of this SECTION 4.12, the term "TAX" shall include all taxes, charges, withholdings, fees, levies, penalties, additions, interest or other assessments imposed by any United States federal, state or local authority or any other taxing authority on Maxum or any of the Maxum Tax Affiliates (as defined in this SECTION 4.12) as to their respective income, profit, franchise, gross receipts, payroll, sales, employment, worker's compensation, use, property, withholding, excise, occupancy, environmental, and other taxes, duties or assessments of any nature whatsoever. Maxum has filed or caused to be filed timely all material federal, state, local and foreign tax returns required to be filed by Maxum and any member of its consolidated, combined, unitary or similar group (each such member, a "MAXUM TAX AFFILIATE"). Such returns, reports and other information are accurate and complete in all material respects. Maxum has paid or caused to be paid or has made adequate provision or set up an adequate accrual or reserve for the payment of, all taxes shown to be due in respect of the periods for which returns are due, and has established an adequate accrual or reserve for the payment of all taxes payable in respect of the period subsequent to the last of such periods in respect of which any such accrual or reserve is required. Neither Maxum nor any of the Maxum Tax Affiliates has any material liability for taxes in excess of the amount so paid or accruals or reserves so established. Neither Maxum nor any of the Maxum Tax Affiliates is delinquent in the payment of any tax in excess of the amount reserved or provided therefor, and no deficiencies for any tax, assessment or governmental charge in excess of the amount reserved or provided therefor have been threatened, claimed, proposed or assessed. No waiver or extension of time to assess any taxes has been given or requested.

          4.13 COMPLIANCE WITH APPLICABLE LAW. Maxum and each of its subsidiaries holds all licenses, franchises, permits, variances, exemptions, orders, approvals and authorizations necessary for the lawful conduct of its business under and pursuant to, and the business of Maxum and its subsidiaries is not being conducted in violation of, any provision of any federal, state, local or foreign statute, law, ordinance, rule, regulation, judgment, decree, order, concession, grant, franchise, permit or license or other governmental authorization or approval applicable to Maxum or any of its subsidiaries, except to the extent that the failure to hold any such licenses, franchises, permits or authorizations, or any such violation, would not, in the aggregate, have a Material Adverse Effect.

          4.14 SUBSIDIARIES. Exhibit 22.1 to the most recent Form 10-K included in the Maxum SEC Reports lists all the subsidiaries of Maxum and indicates for each subsidiary of Maxum as of such date the jurisdiction of incorporation or organization thereof. All of the outstanding shares of capital stock or other equity interests of each of the subsidiaries of Maxum are (a) held by Maxum or one of its wholly-owned subsidiaries, (b) fully paid and nonassessable, and (c) owned by Maxum or one of its wholly-owned subsidiaries free and clear of any claim, lien or encumbrance.

          4.15 LABOR AND EMPLOYMENT MATTERS. Maxum and its subsidiaries (a) are and have been in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, the Immigration Reform and Control Act, the Worker Adjustment and Retraining Notification Act, and such laws respecting employment discrimination, equal opportunity, affirmative action, worker's compensation, occupational safety and health requirements and unemployment insurance and related matters, and (b) are not engaged in and have not engaged in any unfair labor practice. No investigation or review by or before any governmental entity concerning any violation of any such law is pending or, to the knowledge of Maxum, threatened, nor has any such investigation occurred during the last three years, and no governmental entity has provided any notice to Maxum or any of its subsidiaries or otherwise asserted an intention to conduct any such investigation. There is no labor strike, dispute, slowdown or stoppage actually pending or threatened against Maxum or any of its subsidiaries. No union representation question or union organizational activity exists respecting the employees of Maxum or any of its subsidiaries. No collective bargaining agreement exists which is binding on Maxum or any of its subsidiaries. Neither Maxum nor any of its subsidiaries has experienced any material work stoppage or other material labor difficulty. In the event of termination of the employment of any of the current officers, directors, employees or agents of Maxum or any of its subsidiaries, neither Maxum nor any of its subsidiaries will, pursuant to any agreement or by reason of anything done prior to the Closing be liable to any of such officers, directors, employees or agents for so-called "severance pay" or any other similar payments or benefits, including, without limitation, post-employment health care benefits (other than pursuant to COBRA) or insurance benefits.

          4.16 INSURANCE. Maxum and each of its subsidiaries are insured by insurers reasonably believed by Maxum to be of recognized financial responsibility against such losses and risks and in such amounts as are customary in the businesses in which they are engaged. All material policies of insurance and fidelity or surety bonds insuring Maxum or any of its subsidiaries or their respective businesses, assets, employees, officers and directors are in full force and effect. There are no material claims by Maxum or any of its subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause.

          4.17 CONTRACTS WITH PHYSICIANS, HOSPITALS, HMOS AND THIRD PARTY PROVIDERS. Maxum has made available to representatives of GE Medical copies (or in the case where no written documentation exists, a summary) of all outstanding contracts, partnerships, joint ventures and other arrangements or understandings (written or oral) between (a) Maxum or any of its subsidiaries and (b) any physician, hospital, health maintenance organization or other managed care organization, or other third-party provider relating to the provision of medical or consulting services, treatments, patient referrals or similar activities.

          4.18 ABSENCE OF UNDISCLOSED LIABILITIES. Neither Maxum nor any of its subsidiaries is obligated under or subject to any indebtedness, duty, responsibility, liability or obligation of any nature, whether absolute, accrued, contingent or otherwise, other than (a) in the ordinary course of business on terms and conditions and in amounts consistent with past practices of Maxum and in no event on terms atypical to those of other companies in the same or a similar industry or (b) as disclosed in the financial statements included in the Maxum SEC Reports.

          4.19 ENVIRONMENTAL MATTERS. Except as would not have a Material Adverse Effect, the ownership, use and operation by Maxum and its subsidiaries, and each of their predecessors, of each facility used by Maxum in the operation of its business has been and is in compliance with all federal, state and local environmental and anti-pollution laws and regulations, including (a) the Resource Conservation and Recovery Act, as amended, and its implementing regulations and all applicable state hazardous waste laws and regulations, (b) the Clean Water Act, as amended, and its implementing regulations and all applicable state effluent discharge laws and regulations, (c) the Clean Air Act, as amended, and its implementing regulations, and (d) all applicable state air emission laws and regulations; and all such laws and regulations concerning particulate emissions, hazard communication, surface water pollution, groundwater pollution, air pollution, solid wastes, hazardous wastes, storage, handling, treatment, transportation, spills or other releases, or disposal of any substance, material or waste, or exposure to or notification regarding any substance, material or waste. No action, suit, proceeding, investigation, complaint or charge exists for violation of any such laws, rules or regulations and there is no meritorious basis therefor.

          4.20 DISCLOSURE. The representations and warranties of Maxum contained in this Agreement and each certificate or other written statement delivered pursuant to this Agreement, the Debt Restructuring, the Debt Restructuring Agreements, the Merger or the Merger Agreement and the transactions contemplated hereby and thereby, are accurate, correct and complete, do not contain any untrue statement of a material fact or, considered in the context in which presented, omit to state a material fact necessary in order to make the statements and information contained herein or therein not misleading. Maxum is not aware of any material information necessary to enable GE Medical to make an informed investment decision to purchase the Maxum Shares which has not been expressly disclosed to GE Medical in writing. There is no fact which would have, or in the future may have (so far as Maxum can now foresee), a Material Adverse Effect which has not been set forth or described in this Agreement or in a certificate, exhibit or other written statement furnished to GE Medical in connection herewith.


                                    ARTICLE 5
                REPRESENTATIONS AND WARRANTIES REGARDING INSIGHT

          AHS, Maxum and InSight (collectively, the "INSIGHT PARTIES"), jointly and severally, represent and warrant to GE Medical as follows:

          5.1 ORGANIZATION. Each of InSight and its subsidiaries (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (b) has the corporate power to carry on its business as it is now being conducted or presently proposed to be conducted and (c) is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified will not have a Material Adverse Effect.

          5.2 CAPITALIZATION. The authorized capital stock of InSight consists of (a) 25,000,000 shares of common stock, par value $0.001 per share, 1,000 of which are issued and outstanding, and (b) 3,500,000 shares of preferred stock, par value $0.001 per share, of which 2,501,760 shares have been designated Series A Convertible Preferred Stock and none of which are issued and outstanding. InSight has reserved (a) 1,303,000 shares of its common stock for issuance to directors, employees and consultants or other persons under stock plans or arrangements, of which an aggregate of 350,566.51 shares are subject to outstanding options granted by AHS and Maxum which will be assumed by InSight in connection with the consummation of the Merger and (b) an aggregate of 70,000 shares of its common stock for issuance upon exercise of warrants issued or issuable to certain stockholders of AHS. Except as provided in this SECTION 5.2, there are not (a) any shares of capital stock of InSight issued or outstanding or any options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating InSight to issue, transfer or sell any shares of its capital stock or (b) any issued and outstanding bonds, debentures, notes or other indebtedness having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which stockholders of InSight may vote.

          5.3 AUTHORITY RELATIVE TO THIS AGREEMENT. InSight has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by InSight and the consummation by InSight of the transactions contemplated by this Agreement, the Debt Restructuring, the Debt Restructuring Agreements, the Merger and the Merger Agreements have been duly authorized by the Board of Directors of InSight, and, except for approval by the requisite vote of the stockholders of InSight with respect to the Merger, no other corporate proceedings on the part of InSight are necessary to approve this Agreement, the Debt Restructuring, the Debt Restructuring Agreements, the Merger or the Merger Agreement, or the transactions contemplated hereby or thereby.

          5.4 VALIDITY. This Agreement has been duly executed and delivered by InSight and is the legal, valid and binding obligation of InSight, enforceable in accordance with its terms.

          5.5 CONSENTS AND APPROVALS; NO VIOLATIONS. Except for applicable requirements of the Securities Act, the Exchange Act, state securities or blue sky laws, no filing with, and no permit, authorization, consent or approval of, any governmental body or authority is necessary for the consummation by InSight of the transactions contemplated by this Agreement, the Debt Restructuring, the Debt Restructuring Agreements, the Merger, the Merger Agreement or the transactions contemplated hereby or thereby. Neither the execution and delivery of this Agreement by InSight nor the consummation by InSight of this Agreement, the Debt Restructuring, the Debt Restructuring Agreements, the Merger the Merger Agreement or the transactions contemplated hereby or thereby, will (a) result in any breach of the Certificate of Incorporation or Bylaws of InSight, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which InSight or any of its subsidiaries is a party or by which InSight or any of its subsidiaries or any of their respective properties or assets may be bound, except as would not have a Material Adverse Effect, or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to InSight or any of its subsidiaries or any of their respective properties or assets, except for violations, breaches and defaults that would not, in the aggregate, have a Material Adverse Effect.

          5.6 SUBSIDIARIES. All of the outstanding shares of capital stock and other equity interests of each of the subsidiaries of InSight are (a) held by InSight, (b) fully paid and nonassessable, and (c) owned by InSight free and clear of any claim, lien or encumbrance.

          5.7 NO ASSETS; NO ACTIVITIES. InSight has no material assets or liabilities and has not engaged in any activities except in connection with and furtherance of the transactions contemplated by this Agreement, the Merger Agreement and the Debt Restructuring Agreements.

          5.8 ABSENCE OF CERTAIN CHANGES OR EVENTS. Neither InSight nor any of its subsidiaries has conducted any business or operations, except with respect to the consummation of the Merger and the transactions related thereto.

          5.9 DISCLOSURE. The representations and warranties of InSight contained in this Agreement and each certificate and other written statement delivered in connection with this Agreement, the Debt Restructuring, the Debt Restructuring Agreements, the Merger and the Merger Agreement, and the transactions contemplated hereby and thereby (a) are accurate, correct and complete and (b) do not contain any untrue statement of a material fact or, considered in the context in which presented, omit to state a material fact necessary in order to make the statements and information contained herein or therein not misleading. InSight is not aware of any material information necessary to enable GE Medical to make an informed investment decision to acquire the AHS Shares and the Maxum Shares which has not been expressly disclosed to GE Medical in writing. There is no fact which would have, or in the future may have (so far as InSight can now foresee), a Material Adverse Effect which has not been set forth or described in this Agreement or in a certificate, exhibit or other written statement furnished to GE Medical in connection herewith.


                                    ARTICLE 6
                  REPRESENTATIONS AND WARRANTIES OF GE MEDICAL

          GE Medical represents and warrants to the InSight Parties as follows:

          6.1 AUTHORITY RELATIVE TO THIS AGREEMENT. GE Medical has the power and authority to enter into this Agreement and to carry out its obligations hereunder.

          6.2 VALIDITY. This Agreement has been duly executed and delivered by GE Medical and is the legal, valid and binding obligation of GE Medical, enforceable in accordance with its terms.

          6.3 AUTHORITY. GE Medical has full legal right, power and authority, without the consent of any other person, to execute and deliver this Agreement and to carry out the transactions contemplated hereby. All actions required to be taken by GE Medical to authorize the execution, delivery and performance of this Agreement and all transactions contemplated hereby have been duly and properly taken.

          6.4 INVESTMENT EXPERIENCE. GE Medical acknowledges that it can bear the economic risk of its investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the AHS Shares and the Maxum Shares.

          6.5 RESTRICTED SECURITIES. GE Medical understands that the AHS Shares and Maxum Shares may be characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from AHS and Maxum, respectively, in a transaction not involving a public offering, and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances.

          6.6 LEGENDS. GE Medical understands that the certificates evidencing the AHS Shares and the Maxum Shares may bear any legend required by applicable state securities laws and the following legend:


          "These securities have not been registered under the Securities Act of 1933. They may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under such Act or an opinion of counsel satisfactory to the Company that such registration is not required or unless sold pursuant to Rule 144 of such Act."


                                    ARTICLE 7
                CONDITIONS PRECEDENT TO OBLIGATIONS OF GE MEDICAL

          The obligations of GE Medical to consummate the transactions contemplated by this Agreement are subject to fulfillment prior to or at the Closing, as the case may be, of the following conditions:

          7.1 ACCURACY OF WARRANTIES; PERFORMANCE OF COVENANTS. The representations and warranties of the InSight Parties contained herein shall be accurate in all material respects as if made on and as of the Closing Date.
Each InSight Party shall have performed all of the obligations and complied with all of the covenants required to be performed or complied with on or prior to the Closing.

          7.2 NO PENDING ACTION. No action or proceeding before any court or governmental body shall be pending or threatened, seeking to, or under which an unfavorable judgment, decree or order would (a) prevent the carrying out of this Agreement, the Debt Restructuring, the Debt Restructuring Agreements, the Merger or the Merger Agreement or the transactions contemplated hereby and thereby, (b) declare unlawful the transactions contemplated by this Agreement, the Debt Restructuring, the Debt Restructuring Agreements, the Merger or the Merger Agreement, (c) cause such transactions to be rescinded, or (d) affect the right of GE Medical to own or control the AHS Shares, the Maxum Shares or the InSight Preferred Shares.

          7.3 CONSENTS. Except as could not have a Material Adverse Effect, all consents by third parties that are required for the transfer of the AHS Shares and the Maxum Shares, for the consummation of the transactions contemplated hereby, or in order to prevent a breach of or a default under or a termination of any agreement to which any of the InSight Parties is a party or to which any portion of the property of any of the InSight Parties is subject, will have been obtained or provided for. For purposes of this SECTION 7.3, the consents described on SCHEDULE 7.3 attached hereto are hereby deemed to be required to have been obtained.

          7.4 CONDITION OF BUSINESS AND ASSETS. There shall have been no change which would have a Material Adverse Effect upon any of the InSight Parties.

          7.5 DELIVERIES AT CLOSING. GE Medical shall have received from one or more of the InSight Parties, the following:

               (a) Stock certificates, evidencing all of the AHS Shares and the Maxum Shares (which, immediately after the Closing, shall be converted into the right to receive the InSight Preferred Shares as provided in the Merger Agreement);

               (b) A copy of the AHS Certificate of Designation, certified by the Secretary of State of the State of Delaware as of the Closing Date;

               (c) A copy of the Maxum Certificate of Designation, certified by the Secretary of State of the State of Delaware as of the Closing Date;

               (d) A copy of the InSight Certificate of Incorporation, certified by the Secretary of State of the State of Delaware as of the Closing Date;

               (e) A certificate of the secretary of AHS, certifying copies of the AHS Certificate of Designation, the Bylaws of AHS and the resolutions of the Board of Directors of AHS authorizing the transactions contemplated by this Agreement, the Debt Restructuring, the Debt Restructuring Agreements, the Merger and the Merger Agreement;

               (f) A certificate of the secretary of Maxum, certifying copies of the Maxum Certificate of Designation, the Bylaws of Maxum and the resolutions of the Board of Directors of Maxum authorizing the transactions contemplated by this Agreement, the Debt Restructuring, the Debt Restructuring Agreements, the Merger and the Merger Agreement;

               (g) A certificate of the secretary of InSight, certifying copies of the InSight Certificate of Incorporation, the Bylaws of InSight and the resolutions of the Board of Directors of InSight authorizing the transactions contemplated by this Agreement, the Debt Restructuring, the Debt Restructuring Agreements, the Merger and the Merger Agreement;

               (h) The opinion of Arent Fox Kinter Plotkin & Kahn, AHS's legal counsel, in substantially the form attached hereto as EXHIBIT F;

               (i) The opinion of Storey Armstrong Steger & Martin, Maxum's legal counsel, in substantially the form attached hereto as EXHIBIT G;

               (j)  Duly executed copies of the Debt Restructuring Agreements;

               (k) A duly executed Registration Rights Agreement in the form attached hereto as EXHIBIT H; and

               (l) Such other instruments or documents as may be reasonably necessary to carry out the transactions contemplated by this Agreement, the Debt Restructuring, the Debt Restructuring Agreements, the Merger and the Merger Agreement.

          7.6 CONSUMMATION OF TRANSACTIONS. The transactions contemplated by the Debt Restructuring, the Debt Restructuring Agreements (all closing conditions thereunder to GE Medical's obligations thereunder having been satisfied or waived), the Merger, the Merger Agreement (all closing conditions thereunder having been satisfied) and the execution and delivery of that certain Master Service Agreement Addendum (substantially in the form attached hereto as EXHIBIT I) shall have been consummated concurrent with or immediately after, as the case may be, the consummation of the transactions contemplated by this Agreement. The Merger Agreement shall be in full force and effect without modification.

          7.7 COMFORT LETTERS. Each of the InSight Parties shall have received a "comfort letter," in a form reasonably acceptable to GE Medical, of such InSight Party's independent auditors with respect to the financial statements and other information of such InSight Party included in the Registration Statement, each such letter dated a date within two business days before the date on which the Registration Statement shall become effective.

          7.8 AFFILIATE AGREEMENTS. Each officer and director of each InSight Party shall have delivered to InSight a written "affiliate agreement," in a form reasonably acceptable to GE Medical, restricting the disposition by such person of any shares of common stock of InSight to be received by such person in the Merger, as contemplated by Rule 145 under the Securities Act and as required under Section 351 of the Code.

          7.9 1996 MANAGEMENT STOCK OPTION PLAN. InSight shall have adopted its 1996 Directors' Stock Option Plan and its 1996 Employee Stock Option Plan, in the form attached hereto as EXHIBIT J-1 and EXHIBIT J-2, respectively (collectively, the "INSIGHT STOCK PLANS").

          7.10 EMPLOYMENT AGREEMENTS. InSight shall have entered into employment agreements, in the form previously delivered to GE Medical (collectively, the "INSIGHT EMPLOYMENT AGREEMENTS"), with the executive officers listed on SCHEDULE 7.10 attached hereto, and such Insight Employment Agreements shall be in full force and effect without modification. All severance and other related provisions set forth in all written agreements between either AHS or Maxum, and its employees, shall have been waived in writing to the extent the transactions contemplated by the Debt Restructuring, the Debt Restructuring Agreements, the Merger and the Merger Agreement shall give effect to such severance and other related provisions, such waivers to be in such form as reasonably acceptable to GE Medical.

          7.11 FAIRNESS OPINIONS. Each of AHS and Maxum shall have received an expert opinion (a copy of which, and any "bring-down" thereof, shall have been delivered to GE Medical) that the Merger and the transactions contemplated in connection therewith are fair from a financial point of view to it and its stockholders, and such opinions shall not have been withdrawn.

          7.12 SETTLEMENT OF LITIGATION. The settlement of the civil action filed in the United States District Court of the District of Puerto Rico styled P.R.F., Inc. d/b/a San Juan Health Centre, Inc., et. al. v. Philips Credit Corporation, American Health Services Corporation, et. al., 92 Civ. 2266, and the civil action filed in the United States District Court of the Southern District of New York styled In re Maxum Health Corp. Securities Litigation, 93 Civ. 3287, and all claims related thereto or asserted therein, shall have been effected on terms satisfactory to GE Medical and, with respect to such Maxum litigation, a final judgment of dismissal shall have been entered and shall encompass all plaintiffs and potential plaintiffs to such Maxum litigation.

          7.13 AGREEMENT WITH HOLDERS OF AHS SERIES B SHARES. Those certain Agreements by and among InSight, AHS and each of the holders of the AHS Series B Shares, attached hereto as EXHIBIT L, shall be in full force and effect without modification.

          7.14 LOCATION OF PRINCIPAL EXECUTIVE OFFICE. The InSight Parties shall have used such reasonable efforts, to the satisfaction of GE Medical, to make all arrangements necessary to consolidate the principal executive offices and administration functions of the InSight Parties at one location.



                                    ARTICLE 8
          CONDITIONS PRECEDENT TO OBLIGATIONS OF AHS, MAXUM AND INSIGHT

          The obligations of the InSight Parties to consummate the transactions contemplated by this Agreement are subject to fulfillment prior to or at the Closing of the following conditions:

          8.1 ACCURACY OF WARRANTIES; PERFORMANCE OF COVENANTS. The representations and warranties of GE Medical contained herein shall be accurate in all material respects as if made on and as of the Closing Date. GE Medical shall have performed all of the obligations and complied with each and all of the covenants required to be performed or complied with on or prior to the Closing.

          8.2 NO PENDING ACTION. No action or proceeding before any court or governmental body will be pending or threatened, seeking to, or under which an unfavorable judgment, decree or order would (a) prevent the carrying out of this Agreement, the Debt Restructuring, the Debt Restructuring Agreements, the Merger or the Merger Agreement or the transactions contemplated hereby and thereby, (b) declare unlawful the transactions contemplated by this Agreement, the Debt Restructuring, the Debt Restructuring Agreements, the Merger or the Merger Agreement, (c) cause such transactions to be rescinded.

          8.3 CONSENTS. Except as could not have a Material Adverse Effect, all consents by third parties that are required for the transfer of the AHS Shares and the Maxum Shares or otherwise, for the consummation of the transactions contemplated hereby, or in order to prevent a breach of or a default under or a termination of any agreement to which any of the InSight Parties is a party or to which any portion of the property of the InSight Parties is subject, will have been obtained or provided for. For purposes of this SECTION 8.3, the consents described on SCHEDULE 7.3 attached hereto are hereby deemed to be required to have been obtained.

          8.4 DELIVERIES AT CLOSING. AHS, Maxum or InSight, as the case may be, shall have received from GE Medical the following:

               (a) Duly executed copies of the Debt Restructuring Agreements (including that certain Master Service Agreement Addendum referred to in SECTION 7.6); and

               (b) Such other instruments or documents as may be reasonably necessary to carry out the transactions contemplated by this Agreement, the Debt Restructuring, the Debt Restructuring Agreements, the Merger and the Merger Agreement.

          8.5 STOCKHOLDER APPROVAL. Each of AHS and Maxum shall have received the approval by the requisite votes cast by the stockholders of AHS and Maxum, respectively, with respect to the Merger.


                                    ARTICLE 9
                  PRE-CLOSING COVENANTS OF THE INSIGHT PARTIES

          Each of the InSight Parties hereby agrees, from the date hereof until the Closing, to keep, perform and fully discharge the following covenants and agreements:

          9.1 INTERIM CONDUCT OF BUSINESS. Such InSight Party shall preserve, protect and maintain its business and operate its businesses as a going concern consistent with prior practice and not other than in the ordinary course of business (except as may be expressly authorized pursuant to this Agreement). Without limiting the generality of the foregoing, from the date hereof until the Closing, except for transactions expressly approved in writing by GE Medical, such InSight Party shall:

               (a) Maintain inventories at current levels, except for sales in the ordinary course of business, and maintain the properties and assets of their respective businesses in good repair, order and condition, reasonable wear and tear excepted;

               (b) Maintain and keep in full force and effect all insurance on assets and property or for the benefit of employees of its business, all liability and other casualty insurance, and all bonds on personnel, presently carried;

               (c) Preserve intact the organization of its business and to keep available the services of the present executives, employees and agents of its business and preserve the good will of suppliers, customers and others having business relationships with its business;

               (d) Maintain its books, accounts and records in the usual, regular and ordinary manner on a basis consistent with prior years;

               (e) Not enter into or amend any employment, bonus, severance or retirement contract or arrangement (other than an InSight Employment Agreement with Glenn Cato), nor increase any salary or other form of com-pensation payable or to become payable to any executives or employees whose annual compensation is in excess of $60,000 (other than for customary year-end raises and bonuses consistent with past practices and in the ordinary and regular course of business and which do not (i) in any individual employee case (other than executives), exceed an increase of ten percent, or (ii) with respect to all employees (including executives), exceed an increase of five percent in the aggregate, over previous annual compensation);

               (f) Not enter into or agree to enter into any lease, contract, purchase or sale order or other commitment (other than in the ordinary and regular course of business) which involves an expenditure, obligation, purchase or sale of more than $2,000,000 or which cannot be fully performed or terminated without premium or penalty within one year from the date thereof;

               (g) Not extend credit in the sale of products, collection of receivables or otherwise, other than in the ordinary and regular course of business;

               (h) Not purchase, lease or otherwise acquire any real estate or any interest therein other than leases which involve rental and other payment commitments not exceeding $250,000 per year, in the aggregate;

               (i) Not declare, set aside or pay any dividend or make any other distribution with respect to its capital stock which is not normal and not determined in relation to its earnings during the relevant period and in accordance with its previous dividend policies and records;

               (j) Not merge or consolidate with or agree to merge or consolidate with, nor purchase or agree to purchase all or substantially all of the assets of, nor otherwise acquire, any corporation, partnership, or other business organization or division thereof, except as contemplated pursuant to this Agreement, the Merger and the Merger Agreement;

               (k) Not sell, lease or otherwise dispose of or agree to sell, lease or otherwise dispose of any of its assets, properties, rights or claims, except in the ordinary course of business;

               (l) Not authorize for issuance, issue, sell or deliver any additional shares of its capital stock of any class or any securities or obligations convertible into shares of its capital stock of any class or issue or grant any option, warrant or other right to purchase any shares of its capital stock of any class, other than with respect to (i) the authorization for issuance of shares of the capital stock of InSight issuable under the InSight Stock Plans and (ii) shares of the capital stock of AHS and Maxum issuable upon the exercise of the stock options and warrants listed in Section 3.2 of the AHS Disclosure Schedule and Section
     4.2 of the Maxum Disclosure Schedule;

               (m) Not split, combine or reclassify any shares of its capital stock of any class or redeem or otherwise acquire, directly or indirectly, any shares of its capital stock of any class;

               (n) Not incur or become subject to, nor agree to incur or become subject to, any debt, obligation or liability, contingent or otherwise, except current liabilities and contractual obligations in the regular and ordinary course of business; and

               (o) Not terminate or make or permit, or agree to make or permit, any material amendment of, any material contract, mortgage, lease, license, agreement or other instrument to which it is a party or by which any of its properties or assets is bound.

          9.2 NON-SOLICITATION. Unless and until this Agreement is terminated in accordance with ARTICLE 13, such InSight Party shall not take any action to seek, encourage, solicit or support any inquiry, proposal, expression of interest or offer from any other person or entity with respect to an acquisition, combination or similar transaction involving such InSight Party or its business, or any property, assets or securities related thereto (except as contemplated pursuant to this Agreement, the Merger and the Merger Agreement), and such InSight Party shall promptly upon receipt thereof inform GE Medical of the existence of any such inquiry, proposal, expression of interest or offer and shall not furnish any information to, or participate in any discussions or negotiations with, any other person or entity with respect thereto.

          9.3 CONSENTS. Such InSight Party shall use its best efforts to obtain all consents (including the consents described on SCHEDULE 7.3) by third parties that are required for the transfer of the AHS Shares and the Maxum Shares or otherwise, for the consummation of the transactions contemplated hereby, or in order to prevent a material breach of or a default under or a termination of any agreement to which any of the InSight Parties is a party or to which any portion of the property of the InSight Parties is subject.


                                   ARTICLE 10
                   ADDITIONAL COVENANTS OF THE INSIGHT PARTIES

          Each of the InSight Parties hereby agrees, from and after the date hereof (including following the Closing), to keep, perform and fully discharge the following covenants and agreements:

          10.1 ACCESS. Each of the InSight Parties shall give GE Medical and its representatives full and free access to all properties, books, contracts, commitments and records and shall furnish GE Medical with all financial and operating data and other information regarding their respective businesses and the properties and assets of the InSight Parties as GE Medical may from time to time reasonably request. Each of the InSight Parties shall promptly notify GE Medical of any change in the normal course of business or prospects of such InSight Party or its business and shall keep GE Medical fully informed with respect thereto.

          10.2 ADDITIONAL COVENANTS. Except for transactions expressly approved in writing by GE Medical, each of the InSight Parties agrees as follows:

               (a) Each of the InSight Parties will promptly pay and discharge, or cause to be paid and discharged, when due and payable, all lawful taxes, assessments and governmental charges and levies imposed upon the income, profits, property, or business of such InSight Party or any subsidiary thereof; provided, however, that no such tax, assessment, charge or levy need be paid by an InSight Party if the validity thereof shall currently be contested in good faith by appropriate proceedings and if such InSight Party shall have set aside on its books adequate reserves with respect thereto (unless such tax, assessment, charge, or levy has given rise to the commencement of proceedings to foreclose any lien that may have attached as security therefor). Each of the InSight Parties will promptly pay or cause to be paid when due, or in conformance with customary trade terms, all other indebtedness incident to the operations of such InSight Party;

               (b) Each of the InSight Parties will keep its properties in good repair, working order and condition, reasonable wear and tear excepted, and from time to time make all necessary and proper repairs, renewals, replacements, additions and improvements thereto; and, each of the InSight Parties will at all times comply with the provisions of all material leases to which such InSight Party is a party or under which such InSight Party occupies property so as to prevent any loss or forfeiture thereof or thereunder;

               (c) Each of the InSight Parties will keep its assets that are of an insurable character insured by financially sound and reputable insurers against loss or damage by fire and maintain extended coverage insurance in amounts customary for companies in similar businesses and each of the InSight Parties will maintain, with financially sound and reputable insurers, insurance against other hazards, risks and liabilities to persons and property to the extent and in the manner customary for companies in similar businesses;

               (d) Each of the InSight Parties will keep true records and books of account in which full, true and correct entries will be made of all dealings or transactions relating to its business and affairs in accordance with GAAP;

               (e) Each of the InSight Parties shall duly observe and conform to all valid requirements of governmental authorities relating to the conduct of such InSight Party's businesses or to such InSight Party's property or assets;

               (f) Each of the InSight Parties shall maintain in full force and effect its corporate existence, rights and franchises and all licenses and other rights to use patents, processes, licenses, trademarks, trade names and copyrights owned or possessed thereby and deemed to be necessary to the conduct of its business;

               (g) In the event the services of the independent public accountants hereafter employed by the InSight Parties are terminated, the InSight Parties will (i) promptly thereafter notify GE Medical by letter setting forth the reasons for the termination of such services and (ii) request the firm of independent public accountants whose services are terminated to deliver to GE Medical a letter from such firm setting forth the reasons for the termination of their services. In the event of such termination, the InSight Parties will promptly thereafter engage another firm of independent public accountants. In its notice to GE Medical, the InSight Parties shall state whether the change of accountants was recommended or approved by the InSight Parties' Board of Directors;

               (h) Each of the InSight Parties will cause each person now or hereafter employed thereby in a management position with access to confidential information to enter into a proprietary information agreement substantially in the form approved by such InSight Party's Board of Directors.

          10.3 MAINTENANCE OF SINGLE LOCATION OF PRINCIPAL EXECUTIVE OFFICE. Each of the InSight Parties shall use its best efforts to establish and maintain the principal executive offices and principal administration functions of the InSight Parties at one location.

          10.4 ADOPTION OF STOCK OPTION GUIDELINES. InSight shall not, without first obtaining the approval of GE Medical, establish, adopt or approve (a) guidelines with respect to the granting and vesting of stock options or shares issued under the Insight Stock Plans or (b) the specific terms, conditions and provisions of stock options or shares issued under the Insight Stock Plans which could result in the issuance of more than 882,434 shares, in the aggregate, under such Insight Stock Plans.


                                   ARTICLE 11
                            COVENANTS OF ALL PARTIES

          Each party hereto hereby agrees to keep, perform and fully discharge the following covenants and agreements:

          11.1 CONFIDENTIALITY. (A) Each party hereto shall treat all information regarding the other parties hereto obtained in connection with the negotiation and consummation of the transactions contemplated by this Agreement, the Debt Restructuring, the Debt Restructuring Agreements, the Merger and the Merger Agreement as confidential and shall not use any such information in any manner other than in furtherance of such transactions; provided, however, that such confidentiality obligation shall not apply to information disclosed or used by any party (the "DISCLOSING PARTY") with respect to any other party hereto (the "SUBJECT PARTY") that (i) is or becomes generally available to the public other than as a result of a disclosure by the Disclosing Party, (ii) was available to the Disclosing Party on a nonconfidential basis prior to the disclosure by the Subject Party or (iii) becomes available to the Disclosing Party on a nonconfidential basis from a person or entity (other than the Subject Party) which is not otherwise bound by a confidentiality agreement with the Subject Party.

               (B) Unless otherwise required by law, none of the parties hereto shall, without the prior written consent of the other parties hereto, disclose to any person or entity (other than those actively and directly participating in the transactions contemplated by this Agreement, the Debt Restructuring, the Debt Restructuring Agreements, the Merger and the Merger Agreement) the terms, conditions or acts relating to the transactions contemplated by this Agreement, the Debt Restructuring, the Debt Restructuring Agreements, the Merger and the Merger Agreement (including the fact that discussions are taking place with respect to such transactions or the status thereof), or the fact that confidential information has been made available thereto. In the event that any of the parties hereto is required by law to make any disclosure otherwise prohibited under this SECTION 11.1(B), such party shall provide to the other parties hereto advance written notice of such required disclosure (including with such advance written notice the text of such required disclosure) at least two business days prior to such required disclosure.

          11.2 EXPENSES. Notwithstanding SECTION 2.1(B), each of AHS and Maxum shall reimburse to GE Medical an amount equal to 40 percent of the legal costs incurred by GE Medical in connection with the transactions contemplated by this Agreement, the Debt Restructuring, the Debt Restructuring Agreements, the Merger and the Merger Agreement from and after July 1, 1995. Such payments shall be made by AHS and Maxum within 30 days of the receipt by AHS or Maxum, as the case may be, of GE Medical's invoice with respect to such legal costs, whether or not such transactions are consummated.

          11.3 FURTHER ASSURANCES. Each party hereto shall execute and deliver such instruments and take such other actions as the other parties hereto may reasonably require in order to carry out the transactions contemplated by this Agreement.


                                   ARTICLE 12
                          SURVIVAL AND INDEMNIFICATION

          12.1 SURVIVAL. All representations, warranties, covenants and agreements contained in this Agreement or in any document delivered pursuant hereto shall be deemed to be material and to have been relied upon by the parties hereto and shall survive the Closing and shall be fully effective and enforceable for a period of two years following the Closing Date (unless a different period is specifically assigned thereto), but shall thereafter be of no further force or effect, except as they relate to claims for indemnification timely made pursuant to this ARTICLE 12. The representations and warranties set forth in this Agreement shall not be affected by any investigation, verification or examination by any party hereto or by any person or entity on behalf of any such party except as specifically set forth in an Exhibit, Schedule or document delivered pursuant to this Agreement. The indemnification provisions set forth in this Agreement are nonexclusive and shall not affect any other remedy which may be available under common law or otherwise.

          12.2 INDEMNIFICATION BY AHS. AHS shall indemnify and hold harmless GE Medical from and against any and all loss, damage, expense, claim, liability or obligation, including court costs, reasonable attorneys' fees and other expenses for investigating or defending any actions or threatened actions (collectively, "LOSSES"), related to, caused by or arising from any misrepresentation, breach of warranty or failure to fulfill any covenant or agreement of AHS contained herein, together with interest thereon at a floating interest rate (equal at all times to the rate of interest published by the Wall Street Journal from time to time as the "prime rate" (the "ANNOUNCED RATE")) from the date upon which such loss, damage, expense or liability was incurred to the date of payment (but in no event higher than the highest rate then permissible under law); provided, however, that nothing herein shall be construed to entitle GE Medical as indemnitee under this Section to recover interest on Losses, in excess of the interest that would be payable if the Announced Rate is applied to Losses (exclusive of any interest component thereof) from the date such Losses were incurred until the date that such Losses are paid to GE Medical.

          12.3 INDEMNIFICATION BY MAXUM. Maxum shall indemnify and hold harmless GE Medical from and against any and all Losses related to, caused by or arising from any misrepresentation, breach of warranty or failure to fulfill any covenant or agreement of Maxum contained herein, together with interest thereon at the Announced Rate, subject to the limitation on payment of interest set forth in the proviso to SECTION 12.2.

          12.4 INDEMNIFICATION BY THE INSIGHT PARTIES. The InSight Parties shall, jointly and severally, indemnify and hold harmless GE Medical from and against any and all Losses related to, caused by or arising from any misrepresentation, breach of warranty or failure to fulfill any covenant or agreement of the InSight Parties contained herein, together with interest thereon at the Announced Rate, (subject to the limitation on payment of interest set forth in the proviso to SECTION 12.2).

          12.5 NOTICE.  Any party seeking indemnification pursuant to this
ARTICLE 12 (an "INDEMNIFIED PARTY") shall give prompt written notice to the indemnifying party (the "INDEMNIFYING PARTY") of the facts and circumstances giving rise to the claim (the "NOTICE"). Any claim for indemnification asserted in writing before the second anniversary of the Closing Date shall survive until resolved or judicially determined. Upon receipt of the Notice, the Indemnifying Party receiving the Notice shall have the option to protest any claim or demand referred to in the Notice, at the Indemnifying Party's own cost and expense. In addition, each Indemnified Party may also participate at such party's expense in such contest or defense. Such option shall be exercised by the giving of notice by the Indemnifying Party to each Indemnified Party within 30 calendar days of receipt of the Notice. Any claim for indemnification which is not protested by the 30th day following receipt of notice thereof shall be deemed valid and shall be due and payable in full on the 31st day following such receipt.


                                   ARTICLE 13
                                   TERMINATION

          13.1 TERMINATION. This Agreement may be terminated at any time prior to the consummation of the Merger, and the transactions related thereto:

               (a)  by mutual consent of GE Medical and the InSight Parties;

               (b) by either GE Medical or the InSight Parties if the Merger shall not have been consummated on or before September 30, 1996 despite the good faith effort of such party to effect such consummation (unless the failure to so consummate the Merger by such date shall be due to the breach of this Agreement or the Merger Agreement by the party seeking to terminate this Agreement);

               (c) by GE Medical if (i)(A) there are inaccuracies in the representations and warranties of any of the InSight Parties that would have a Material Adverse Effect on any of the InSight Parties, (B) there has been a material breach on the part of any of the InSight Parties in the covenants of such InSight Party set forth herein, or any failure on the part of any of the InSight Parties to comply with its material obligations hereunder, or any other events or circumstances shall have occurred, such that, in any such case, any of the InSight Parties could not satisfy, on or prior to September 30, 1996, any of the conditions to the Closing set forth herein or (ii) AHS and Maxum shall not have received the approval by the requisite votes cast by the stockholders of AHS and Maxum, respectively, with respect to the Merger or any other transaction contemplated in connection therewith or herewith;

               (d) by the InSight Parties if (i)(A) there are inaccuracies in the representations and warranties of GE Medical having a Material Adverse Effect on its ability to consummate the transaction contemplated hereby or
     (B) there has been any failure on the part of GE Medical to comply with its material obligations hereunder, or any other events or circumstances shall have occurred, such that, in any such case, GE Medical could not satisfy on or prior to September 30, 1996, any of the conditions to the Closing set forth in Article 7 of this Agreement, (ii) AHS and Maxum shall not have received the approval by the requisite votes cast by the stockholders of AHS and Maxum, respectively, with respect to the Merger, or (iii) prior to the approval of the Merger by the stockholders of AHS and Maxum, (A) either AHS or Maxum receives a firm offer with respect to any transaction (other than the Merger) involving any disposition or other change of ownership of its stock or material assets (an "ACQUISITION TRANSACTION") that is reasonably capable of being financed, (B) in the good faith determination of its Board of Directors after consultation with its financial advisors, such Acquisition Transaction is financially superior to the Merger and (C) its Board of Directors, after consulting with its outside legal counsel, determines in good faith that to proceed with the Merger would violate its fiduciary duties under applicable law.

          13.2 EFFECT OF TERMINATION. In the event of a termination of this Agreement by either the InSight Parties or GE Medical as provided in
SECTION 13.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of GE Medical or the InSight Parties or their respective officers or directors (other than as provided in SECTION 11.2 and except for breach of the confidentiality provisions of SECTION 11.1, and except to the extent that such termination results from the breach by a party hereto of any of its representations, warranties, covenants or agreements set forth in this Agreement).



                                   ARTICLE 14
                                     GENERAL

          14.1 EXPENSES. Except as otherwise provided in SECTION 11.2, each party to this Agreement shall pay its own costs and expenses in connection with the transactions contemplated hereby.

          14.2 AMENDMENT. This Agreement cannot be altered, amended, or modified, in any respect, except by a writing duly executed by all of the parties hereto.

          14.3 ENTIRE AGREEMENT. This Agreement is the entire agreement between the parties with respect to the subject matter hereof and all prior agreements, understandings, oral agreements and writings are expressly superseded hereby.

          14.4 SEVERABILITY.  The provisions of this Agreement are severable.
If a court of competent jurisdiction rules that any provision of this Agreement is invalid or unenforceable, the court's ruling will not effect the validity and enforceability of the other provisions of this Agreement.

          14.5 CONSTRUCTION. The parties agree that this Agreement shall be construed without regard to the draftsman thereof and shall be construed as though all parties to this Agreement equally participated in its drafting so as to fairly accomplish the purpose and intentions of the parties hereto and shall not be construed for or against any party. Each of the parties acknowledges that it has been represented by legal counsel of its own choice in connection with the preparation, review and execution of this Agreement, and that this Agreement has been executed by the parties with the consent of and on advice of such counsel.

          14.6 ATTORNEYS' FEES. In the event any party brings an action to enforce any of the provisions of this Agreement or the rights of the parties hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees and costs.

          14.7 STRICT PERFORMANCE. The failure of any party to this Agreement to insist upon strict performance of any of the terms or conditions of this Agreement, or to exercise any right or remedy, shall not be construed as waiving subsequent strict performance of any such terms, covenants, conditions, or any such rights or remedies.

          14.8 GOVERNING LAW. This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to principles of conflicts of laws.

          14.9 INTERPRETATION. Whenever used in this Agreement, the word "PERSON" includes, without any limitation, natural persons, corporations, partnerships, associations, organizations, joint ventures, government entities, and any and every other entity. The title of the various paragraphs in this Agreement are intended solely for convenience of reference, and are not intended and shall not be deemed for any purpose whatsoever to modify, explain or place any construction upon any of the provisions of this Agreement and shall not affect the meaning or interpretation of this Agreement.

          14.10 ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, successors and assigns, as applicable. Notwithstanding the forgoing, this Agreement may not be assigned by AHS, Maxum or InSight without the prior written consent of GE Medical.

          14.11 INJUNCTIVE RELIEF. InSight acknowledges that GE Medical would be irreparably harmed in the event of any breach or violation by InSight of any of the terms of this Agreement and that remedies at law would be inadequate. In the event of any breach or threatened breach of such terms, GE Medical shall be entitled to obtain, without posting bond, a temporary restraining order and temporary and permanent injunctive relief restraining and enjoining any such breach or threatened breach. The remedies provided for in this SECTION 14.11 shall be in addition to any and all other rights and remedies that may be available to GE Medical at law, in equity and under this Agreement, all of which are expressly reserved.

          14.12 ATTORNEYS' FEES. In the event any party brings an action to enforce any of the provisions of this Agreement or the rights of the parties hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees and costs.

          14.13 ARBITRATION. Any dispute arising out of, relating to or in connection with this Agreement shall be resolved by binding arbitration. The arbitration shall consist of a panel of three arbitrators from the JAMS panel of retired judges and shall take place in Milwaukee, Wisconsin, at a place designated by the parties (or, failing agreement, by the arbitrators) and shall commence as soon as practicable on a date mutually agreed upon by counsel for the parties (or the party if a party does not have counsel) and the arbitrators. The arbitration proceeding shall be conducted confidentially and the parties shall take the necessary actions to assure the confidentiality of the arbitration proceeding. The arbitration proceeding shall be in accordance with the then-current rules for arbitration established by JAMS, insofar as such rules are not inconsistent with the provisions of this Agreement. The party desiring to institute arbitration shall serve written notice to the other party (with copies to all parties to this Agreement). InSight shall name one arbitrator and GE Medical shall name a second arbitrator and the two arbitrators so named shall name a third arbitrator. The names of the two arbitrators named by GE Medical and InSight shall be submitted within 45 days of the notice instituting arbitration. When such arbitrators have chosen the third arbitrator, such three arbitrators shall proceed with the arbitration. The prevailing party in any such arbitration proceeding (or legal or equitable action instituted as authorized elsewhere in this Agreement) shall be entitled to an award of attorneys' fees and costs in addition to any other relief awarded. Any award rendered in such an arbitration proceeding shall be final and binding on the parties and may be entered in any court having jurisdiction over the parties and/or the subject matter thereof. The arbitrators shall have no jurisdiction or authority to add to, detract from, or alter in any way the provisions of this Agreement, but shall limit their considerations and decision to the interpretation and application of this Agreement to the subject matter presented to them. Nothing contained in this SECTION 14.13 shall restrict GE Medical's right to institute and prosecute any legal or equitable action in court for temporary restraining orders and temporary and permanent injunctive relief or otherwise as deemed appropriate by GE Medical.

          14.14 NOTICES. All notices or demands by any party relating to this Agreement shall be in writing and shall be personally delivered or sent by registered or certified mail, postage prepaid, return receipt requested, or by telefacsimile, or telegram to the parties at their addresses set forth below:

     If to AHS
     or InSight:    American Health Services Corp.
                    4440 Von Karman Avenue, Suite 320
                    Newport Beach, California  92660
                    Attn:  Thomas V. Croal
                    Fax No.: (714) 851-4488

          with a
          copy to:  Harvey C. Flodin, Esq.
                    c/o  American Health Services Corp.
                         4440 Von Karman Avenue, Suite 320
                         Newport Beach, California  92660
                         Fax No.: (714) 851-4488

     If to Maxum
     or InSight:    Maxum Health Corp.
                    14850 Quorum Drive, Suite 400
                    Dallas, Texas  75240
                    Attn:  Glenn Cato
                    Fax No.: (714) 777-7599

          with a
          copy to:  Storey Armstrong Steger & Martin, P.C.
                    1445 Ross Avenue, Suite 1600
                    Dallas, Texas  75202
                    Attn:  Stephen C. Morton, Esq.
                    Fax No.: (214) 855-6853

     If to GE
     Medical:       General Electric Company
                    20825 Swenson Drive
                    Waukesha, Wisconsin  53186
                    Attn:  Richard Berger
                    Fax No.: (414) 798-4528

          with a
          copy to:  McDermott, Will & Emery
                    2049 Century Park East, 34th Floor
                    Los Angeles, CA  90067
                    Attn: Ira J. Rappeport, Esq.
                    Fax No.: (310) 277-4730

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other parties. All notices or demands sent in accordance with this paragraph, shall be deemed to have been duly given (a) on the date of service if served personally on the party to whom notice is to be given or if transmitted via telefacsimile or (b) three (3) calendar days if mailed to the party to whom notice is to be given by first class or air mail, postage prepaid.

          14.15 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                            [SIGNATURE PAGE FOLLOWS]


          IN WITNESS WHEREOF, the parties hereto have entered into and executed this Preferred Stock Acquisition Agreement as of the date indicated above.

                    AMERICAN HEALTH SERVICES CORP.



                    By:  _____________________________

                    Title:  __________________________


                    MAXUM HEALTH CORP.



                    By:  _____________________________

                    Title:  __________________________


                    INSIGHT HEALTH SERVICES CORP.



                    By:  _____________________________

                    Title:  __________________________


                    GENERAL ELECTRIC COMPANY



                    By:  _____________________________

                    Title:  __________________________